Exhibit 99.1

Northern Lights Acquisition Corp. Announces Closing of Initial Public Offering and Exercise of Over-Allotment Option

Denver, CO / June 28, 2021 / Northern Lights Acquisition Corp. (Nasdaq: NLITU) ("Northern Lights" or the "Company"), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, today announced the closing of its initial public offering (“the Offering”) of 10,000,000 units at $10.00 per unit. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. The underwriters exercised their over-allotment option in full for an additional 1,500,000 units at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the Offering, including the over-allotment, is approximately $115 million, prior to deducting underwriting discounts, commissions, and other Offering expenses.

The Company’s units began trading on the Nasdaq Capital Market on June 24, 2021 under the ticker symbol “NLITU.” Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on the Nasdaq Capital Market under the ticker symbols “NLIT” and “NLITW”, respectively. Each warrant entitles the holder thereof to purchase one-half of one share of Class A common stock at a price of $11.50 per share.

The Company intends to use the net proceeds to acquire a business in the cannabis industry that is compliant with all applicable laws and regulations within the jurisdictions in which it operates or is located.

EF Hutton, division of Benchmark Investments, LLC, acted as Sole Book-Running Manager for the Offering. ARC Group Limited acted as financial advisor to Northern Lights, Nelson Mullins Riley & Scarborough LLP represented Northern Lights, and Loeb & Loeb LLP acted as counsel for the underwriters.

The units described above were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-256701) that was originally filed with the Securities and Exchange Commission (“SEC”) on June 1, 2021 and declared effective on June 23, 2021. The Offering was made only by means of a prospectus, copies of which may be obtained, from: EF Hutton, division of Benchmark Investments LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering and search for an initial business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

John Darwin

info@luminouscap.ca

(510) 323-2526